Thor Announces Results Of Annual Meeting Of Shareholders

ELKHART, Ind., Dec. 10, 2014 /PRNewswire/ -- Thor Industries, Inc. (NYSE: THO) today announced the results of voting at its annual meeting of shareholders held on December 9, 2014. At the meeting, 93.8% of the eligible votes were cast in person or by proxy for the election of three directors, the ratification of Thor's Independent Registered Public Accounting Firm and the advisory vote on executive compensation.

Based on the votes cast, on Proposal 1, 98.9% of shares voted were for the election of J. Allen Kosowsky as director, 98.6% of shares voted were for the election of Jan H. Suwinski as director and 99.1% of shares voted were for the election of Wilson Jones as director. On Proposal 2, the ratification of Deloitte & Touche LLP as Thor's Independent Registered Public Accounting Firm, 97.7% of votes cast were for the proposal. On Proposal 3, the Advisory Vote to Approve the Compensation of Thor's Named Executive Officers, 98.8% of votes cast were for the proposal.

About Thor Industries, Inc.
Thor is the sole owner of operating subsidiaries that, combined, represent one of the world's largest manufacturers of recreational vehicles.

This release includes certain statements that are "forward looking" statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements are made based on management's current expectations and beliefs regarding future and anticipated developments and their effects upon Thor Industries, Inc., and inherently involve uncertainties and risks. These forward looking statements are not a guarantee of future performance. There can be no assurance that actual results will not differ from our expectations. Factors which could cause materially different results include, among others, price fluctuations, material or chassis supply restrictions, legislative and regulatory developments, the costs of compliance with increased governmental regulation, legal issues, the potential impact of increased tax burdens on our dealers and retail consumers, lower consumer confidence and the level of discretionary consumer spending, interest rate fluctuations, restrictive lending practices, management changes, the success of new product introductions, the pace of obtaining and producing at new production facilities, the pace of acquisitions, the integration of new acquisitions, the impact of the divestiture of the Company's bus business, the availability of delivery personnel, asset impairment charges, cost structure changes, competition, general economic, market and political conditions and the other risks and uncertainties discussed more fully in ITEM 1A of our Annual Report on Form 10-K for the year ended July 31, 2014 and Part II, Item 1A of our quarterly report on Form 10-Q for the period ended October 31, 2014. We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any change in our expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based, except as required by law.

CONTACT: Jeffery A. Tryka, CFA, Director of Corporate Development and Investor Relations, (574) 970-7912, jtryka@thorindustries.com